Exhibit 99.1

urban-gro, Inc. Announces New Stock Repurchase Program

LAFAYETTE, Colo., September 12, 2022 — urban-gro, Inc. (Nasdaq: UGRO) (“urban-gro” or the “Company”), an integrated professional services and design-build firm offering solutions to the Controlled Environment Agriculture (“CEA”) and Commercial sectors, today announced that its Board of Directors has approved a new stock repurchase program authorizing the repurchase of up to $2 million of its common stock. The new repurchase program succeeds its prior $8.5 million stock repurchase program that has since been completed.

Bradley Nattrass, Chairman and Chief Executive Officer, commented, “This new share repurchase program provides us with another lever through which we are able to return value to our shareholders. Our balance sheet is in a strong position with approximately $2.00 per share in net cash as of June 30, 2022, which is providing us the flexibility to put a new authorization in place and continue pursuing our diversified growth initiatives. When considering the long-term strategic investments we are making across Europe, our sector diversification, and the strength of our design-build platform, we believe that recent market prices present an attractive opportunity to buy our common shares at a significant discount to their intrinsic value.”

Under the new authorization, the Company may purchase shares of the Company’s common stock from time to time in the open market at prevailing market prices, in privately negotiated transactions or other means in compliance with applicable federal securities laws. The timing and amount of stock repurchases under the program, if any, will be at the discretion of management, and will depend on a variety of factors, including price, available cash, general business and market conditions and other investment opportunities. Information regarding share repurchases will be available in the Company’s periodic reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission or as otherwise required by applicable federal securities laws. The Company had approximately 10.6 million shares outstanding as of August 15, 2022.

About urban-gro, Inc.

urban-gro, Inc.® (Nasdaq: UGRO) is an integrated professional services and design-build firm. We offer value-added architectural, engineering, and construction management solutions to the Controlled Environment Agriculture (“CEA”), industrial, healthcare, and other commercial sectors. Innovation, collaboration, and creativity drive our team to provide exceptional customer experiences. With offices across North American and in Europe, we deliver Your Vision – Built. Learn more by visiting www.urban-gro.com.

Investor Contacts:

Dan Droller: urban-gro, Inc.

EVP Corporate Development & Investor Relations

-or-

Jeff Sonnek: ICR, Inc.

(720) 730-8160

investors@urban-gro.com

Media Contact:

Mark Sinclair – MATTIO Communications

(650) 269-9530

urbangro@mattio.com